SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2004

LITTLEFIELD CORPORATION.
(exact name of registrant as specified in its charter)

Delaware	1-13530	74-2723809
(State or other jurisdiction of incorporation)	(Commissions File Number)	I.R.S. Employer Identification Number)

2501 North Lamar Blvd., Austin, Texas	78705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 476-5141

(Former name or former address, if changed since last report.) NA

Item 9. - Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure."

On April 20, 2004, Littlefield Corporation issued a press release announcing full year 2003 financial performance. A copy of that press release is attached as exhibit 99.1 to this report, and is included below.

Item 12. - Results of Operations and Financial Condition

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure," and Item 12, "Results of Operations and Financial Condition." On April 20, 2004, Littlefield Corporation issued a press release announcing 4th quarter 2003 financial performance. A copy of that press release is attached as exhibit 99.1 to this report, and is included below.

Exhibit 99.1:
Press Release dated April 20, 2004.

FOR IMMEDIATE RELEASE

April 20, 2004

For Additional Information:
Jon Lovoy
Investor Relations
(512) 476-5141, phone
(512) 476-7388, fax
jlovoy@littlefield.com

Littlefield Corporation Announces Improved 2003 Results

Austin, Texas - Littlefield Corporation (Nasdaq: LTFD) announced today its full year 2003 results as audited and filed with the SEC on April 15, 2004.

	2003	2002	Difference	% Change
Revenue	$9,971,282	$10,331,218	($359,936)	(3%)
Gross Margin	2,019,380	(223,011)	2,242,391
Gen, Admin Expense	1,472,029	2,104,777	(632,748)	(30%)
Operating Income (Loss)	547,351	(2,327,788)	2,875,139
Net Income (Loss)	$221,537	($2,701,397)	$2,922,934

Revenues

For the year ended December 31, 2003, Littlefield reported total revenues of $9,971,000 compared to $10,331,000 in 2002, a decrease of 3.5%.

Gross Margin

Gross margin showed improvement. In 2003 gross margin was $2,019,000 or 20% of revenue, compared to gross margin in 2002 of negative $223,000. The large difference in gross margin is largely attributable to a $1,717,000 goodwill impairment taken on 2002 related to the hospitality division.

With the goodwill impairment removed for better comparison, Littlefield reported gross margin in 2003 of $2,019,000, or 20% of revenue compared to a gross margin before goodwill impairment in 2002 of $1,494,000 or 14% of revenue. This represents an increase in gross margin of over $525,000 or 5% of revenue.

General and Administrative Expense

Corporate overhead decreased by 30% in 2003. Corporate overhead was $1,472,000 in 2003 compared to $2,105,000 in 2002, a reduction in overhead expense of $633,000. The reduction is due mostly to decreased wage expense as some positions were eliminated.

Operating Income

Operating income was $547,000 in 2003, compared to an operating loss of $2,328,000 in 2002. Goodwill impairment in 2002 again makes for an unusual comparison; so with the goodwill impairment removed, Littlefield reported net operating income of $547,000 in 2003, compared to a net operating loss of $610,000 in 2002, a $1,157,000 increase.

Net Income

Littlefield Corporation reported net income in 2003 of $222,000 compared to a net loss in 2002 of $2,701,000. With goodwill impairment removed there was a $1,206,000 increase in net income compared to 2002.

Jeffrey L. Minch, President and CEO had the following comments.

"The year 2003 showed great improvement over 2002 in almost every area, but there is still much room for further improvement. We are continuing to aggressively manage our costs in all divisions and we will continue to implement our strategy to reduce expenses and corporate overhead.

The Hospitality division showed encouraging improvements, but we are still implementing strategies to right-size that division for the recovering economy.

We will continue to grow our bingo division through attractive acquisitions that meet our criteria for expansion. We were able to find two such acquisitions recently in Bingo Idea and Bingo Barn, and we will continue to actively pursue other such acquisitions."

For complete 2003 financial results please see the company’s 2003 10-KSB filing which includes more in depth discussions and segment data. The 2003 10-KSB can be viewed on the SEC website www.sec.gov or on the company website: www.littlefield.com/sec.html.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.